Exhibit 10.1

10/22/2014

Green Tree Syndicate, Inc.

Bashar Ballo, President

1430 Hill Street

El Cajon, CA 92020

RE:	CONFIDENTIAL LETTER OF INTENT

Dear Mr. Ballo:

The purpose of this Letter of Intent (“Letter”) is to set forth certain non-binding understandings and certain binding commitments between Icon Vapor, Inc. (“Acquirer”) and the owner(s) of Green Tree Syndicate, Inc., a California company (“Target”), with respect to a proposed transaction in which Acquirer, or its successor, will purchase 100% of the assets of the Target. For purposes of this Letter, Target and Acquirer are sometimes collectively referred to as “parties” and individually as a “party.”

The terms of the acquisition will be more particularly set forth in a purchase agreement and one or more definitive agreements (collectively “Definitive Agreements”) to be mutually agreed upon by the parties. This Letter outlines the proposed transaction based on each party’s present understanding of the current condition of the assets and business operations of Target. As such, this Letter is not binding on either party inasmuch as both parties agree to bargain in good faith on the aforementioned purchase agreement and “Definitive Agreements.”

The following numbered paragraphs 1-3 of Part One constitute a general outline of the proposed transaction, the purchase price, key ancillary agreements and important conditions. The provisions shall be included in the Definitive Agreements, but in all instances shall be subject to and contingent upon the parties reaching agreement on the Definitive Agreements and the terms and conditions set forth in the Definitive Agreements. The parties’ expressly state their intention that this Letter as a whole, and paragraphs 1-3 of Part One in particular, do not and shall not constitute a legal and binding obligation, contract or agreement between any of the parties, are not intended to be an extensive summary of all of the terms and conditions of the proposed acquisition or the Definitive Agreements, and are subject to the approval of Acquirer’s primary lender. The parties do, however, expressly intend that paragraphs 4–9 of Part Two of this Letter, upon acceptance by the shareholders of Target, Target and Acquirer, shall constitute the parties’ agreements with respect to the procedures for negotiation and preparation of the Definitive Agreements.

Part One: Nonbinding Statement of Understanding

1.            Acquisition. Subject to: (i) the satisfactory results of a due diligence inspection by Acquirer and Target (as provided in paragraph 5, hereof) and the making of any agreed upon adjustments to the acquisition price reflecting the assets, liabilities (both known and contingent), finances and business operations of Acquirer or Target; (ii) the ability of Acquirer to secure adequate equity or debt financing to acquire the assets for the purchase price (as defined below) and adequately capitalize the business to operate Target’s business; and, (iii) also subject to the conditions, agreements and undertakings referred to below in this Letter, Acquirer will purchase all of the common stock of Target.

Acquirer will purchase all of the issued and outstanding capital stock of the Target for an aggregate purchase price of Two Million ($2,000,000) dollars, payable in cash and 33,000,000 shares of stock as set forth herein and subject to the terms and conditions which shall be set forth in the Definitive Agreements. The Purchase Price will be paid per the following schedule and on terms that will be fully set forth in the Definitive Agreement: (i) 50% of all proceeds raised, up to $2,000,000.00, from financing efforts will be paid to Target. Both parties agree to modify the payment schedule if there is insufficient cash flow to reasonably operate the company.

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2.            Definitive Agreements. The parties will negotiate the terms and prepare the Definitive Agreements that will govern the Acquirer’s proposed purchase. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain customary representations, warranties, covenants, indemnities and other agreements of the parties, including but not limited to: (i) representations and warranties related to each party’s power and authority to enter into the Definitive Agreements and perform its obligations thereunder; (ii) ownership and title to the assets of Target (and that such interest will be conveyed free and clear of all encumbrances); and, (iii) various representations and warranties concerning Target and Acquirer such as due organization, good standing, the absence of violation of other agreements and laws, the accuracy of financial information being relied upon, and other matters customary for transactions of this sort.

The Definitive Agreements are expected to include, without limitation: (i) a purchase and sale agreement to govern Acquirer’s acquisition of the assets; and (ii) any other agreements necessary or desirable in connection with any of the foregoing arrangements or any transaction contemplated herein.

3.            Conditions Precedent to the Closing of Proposed Acquisition. The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Letter, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

1.          Satisfactory Results of Due Diligence. The satisfactory completion of due diligence investigation and acquisition audit by Acquirer (as provided in paragraph 4) showing that the assets of Target and any actual or contingent liabilities against those assets, and the prospective business operations by Acquirer of Target’s business are substantially the same as currently understood by Acquirer as of the date of this Letter (determined without regard to any documents which Target or any party may have previously delivered to Acquirer).

2.          Compliance. Satisfactory determination that the acquisition and prospective business operations by Acquirer of Target’s business will comply with all applicable laws and regulations, including antitrust and competition laws.

3.          Consents and Approvals. The approval and consent of the Definitive Agreements by the respective Boards of Target and Acquirer and the receipt of the consents and approvals from all governmental entities, if any.

4.          Absence of Material Litigation or Adverse Change. There must be no pending or threatened material claims or litigation involving Target, and no material adverse change in the business prospects of Acquirer operating Target’s business.

5.          Successful Financing. Acquirer must secure the debt and equity financing necessary to acquire the assets of Target and to adequately capitalize Target.

Part Two: Agreements of the Parties Regarding the Procedures for Negotiation and Preparation of the Definitive Agreements.

In consideration of the costs to be borne by each party in pursuing the acquisition and sale contemplated by this Letter and in consideration of the mutual undertakings by the parties as to the matters described in this Letter, upon execution of counterparts of this Letter by each party, the following paragraphs 4-10 will constitute legally binding and enforceable agreements of the parties regarding the procedures for the negotiation and preparation of the Definitive Agreements.

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4.            Due Diligence. From the date of acceptance by the parties of the terms of this Letter, until the negotiations are terminated as provided in paragraph 8 of this Letter, Target will give Acquirer and Acquirer’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of Target as it relates to Target’s business and all of Target’s assets and liabilities (actual or contingent), including, without limitation, inspecting Target’s property and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of Target’s business. Target further agrees to provide Acquirer with such additional information as may be reasonably requested pertaining to Target’s business and assets to the extent reasonably necessary to complete the Definitive Agreements.

5.            Confidentiality. If this proposal is terminated as provided in paragraph 8, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by the other party, hereinafter to be referred to as “Confidential Information.”

The term Confidential Information as used above shall mean (a) any and all information received by one party hereto (the “Recipient Party”) from the other party hereto (the “Disclosing Party”) regarding the Collaboration, and (b) any and all information gathered by either in the course of discussing and/or implementing the Collaboration, whether written or oral, and if written, however produced, that would logically be considered confidential and the subject matter of this Agreement, and which information shall include, without limitation, (i) all ideas, concepts, strategies, corporate and financing structures, data, summaries, reports, drawings, charts, specifications, forms, materials, term sheets, agreements and contracts (including this Agreement) relating in any way to the Collaboration, and (ii) all information of any nature concerning either party’s financial contacts and resources, distribution contacts and resources, technical information and know-how, business dealings and negotiations with third parties, potential mergers and acquisitions, shareholders, members, clients, employees, consultants and affiliates.

Each Party agrees to keep all Confidential Information provided to it confidential and to promptly return the same to each other upon termination of this Letter. The provisions of this paragraph shall survive for one (1) year after termination of the agreement.

6.            Public Disclosure. No party will make any public disclosure or issue any press releases pertaining to the existence of this Letter or to the proposed acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Letter. The provisions of this paragraph shall survive after termination of the agreement.

7.            Disclaimer of Liabilities. Except for breach of any confidentiality provisions hereof, no party to this Letter shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 8. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Letter, whether or not any of the transactions contemplated in this Letter are consummated.

8.            Termination. Except for the provisions set forth in paragraphs 5-6, each party hereby reaffirms its intention that this Letter as a whole, and paragraphs 1-3 in particular, are not intended to constitute, and shall not constitute, a legal and binding obligation, contract or agreement between any of the parties, and are not intended to be relied upon by any party as constituting such. Accordingly, the parties agree that any party to this Letter may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing party’s sole discretion by notifying the other party of the withdrawal in writing.

9.            No Shop. Target shall not solicit or entertain indications of interest from, or enter into negotiations with other potential purchasers for 45 days after the date of execution of this agreement.

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This Agreement has been executed and delivered by the undersigned parties as of 22th of October 2014.

ICON VAPOR, INC.

By: Dan Balsiger, Chairman & CEO
Its: Chief Executive Officer

GREEN TREE SYNDICATE, INC.

By: Bashar Ballo
Its: Chief Executive Officer

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